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                                                       Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                      Three Months Ended  Nine Months Ended
                                         September 30       September 30
                                      ------------------  -----------------
                                         2000       1999     2000      1999
                                       ------     ------   ------    ------
                                            (In millions, except ratios)
EARNINGS:
Income from continuing operations
 before income taxes and cumulative
 effect of accounting change             $331       $172   $1,170      $721
Add: fixed charges                         46         56      133       135
                                       ------     ------   ------    ------
   Income, as adjusted                   $377       $228   $1,303      $856
                                       ======     ======   ======    ======

FIXED CHARGES AND PREFERRED DIVIDENDS:
Interest expense and amortization         $32        $29      $88       $75
Dividends on preferred
 capital securities                         8          9       26        28
Rental expense (1)                          6         18       19        32
                                       ------     ------   ------    ------
   Total fixed charges                     46         56      133       135

Preferred stock
 dividend requirements                      4          4       11        12
                                       ------     ------   ------    ------
   Total fixed charges and preferred
    stock dividend requirements           $50        $60     $144      $147
                                       ======     ======   ======    ======

Ratio of earnings to fixed charges       8.13       4.07     9.79      6.35
                                       ======     ======   ======    ======

Ratio of earnings to combined
 fixed charges and preferred stock
 dividend requirements                   7.53       3.80     9.03      5.82
                                      ======      ======   ======    ======


(1) Interest portion deemed implicit in total rent expense.